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                                                                      EXHIBIT 12

                   PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

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
                                            Six months ended
                                                 June 30,                              Years ended December 31,
                                         -----------------------   ----------------------------------------------------------------
                                            2004         2003         2003         2002         2001          2000         1999
                                         -----------  ----------   ----------   ----------   -----------   -----------  -----------

Consolidated pretax income from
continuing operations                    $      432   $    8,795   $   15,905   $   12,290   ($   5,934)   ($  21,400)  ($  69,870)
Share of distributed income of
50%-or-less-owned affiliates net of
equity pick-up                                    0            0            0            0            0             0            0
Interest                                      9,969        8,882       20,900       18,070       18,010        18,238       18,484
Interest portion of rental expense              955        1,298        2,375        3,125        3,180         3,385        3,178
                                         ----------   ----------   ----------   ----------   ----------    ----------   ----------
         Earnings                        $   11,356   $   18,975   $   39,180   $   33,485    $  15,256     $     223   ($  48,208)

Interest                                      9,969        8,882       20,900       18,070       18,010        18,238       18,484
Interest portion of rental expense              955        1,298        2,375        3,125        3,180         3,385        3,178
Preferred stock dividend
requirements of majority-owned
subsidiaries (non-intercompany)                   0            0            0            0            0             0            0
Interest expense relating to
guaranteed debt of
50%-or-less-owned affiliate                       0            0            0            0            0             0            0
                                         ----------   ----------   ----------   ----------   ----------    ----------   ----------
         Fixed Charges                       10,924       10,180       23,275       21,195       21,190        21,623       21,662

         Ratio of Earnings to Fixed
         Charges                               1.04x        1.86x        1.68x        1.58x        0.72x         0.01x       (2.23)x
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